EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE September 12, 2007	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL YEAR 2008

ALBUQUERQUE, NEW MEXICO, September 12, 2007 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported net sales from continuing operations increased 3.3% to $8.268 million for the three months ended July 31, 2007, compared to net sales from continuing operations of $8.006 million for the same three month period in the prior fiscal year.  Earnings per share for the three-month period ended July 31, 2007 was $0.15 per basic and diluted share, compared to $0.07 per basic and diluted share for the three months ended July 31, 2006.

Net sales from continuing operations increased 2.1% to $14.945 million for the six months ended July 31, 2007, compared to net sales from continuing operations of $14.642 million for the six months ended July 31, 2006.  Earnings per share for the six-months ended July 31, 2007 was $0.16 per basic and diluted share, compared to $0.08 for the same six-month period in the prior fiscal year.

“We recorded the previously announced sale of one location during the second quarter of fiscal 2008, which added $549,000, net of taxes, to our net income. Two other underperforming locations remain on the market for sale,” stated Michael L. Bowlin, Chairman, President and Chief Executive Officer.  “We reported an increase in net sales for the quarter and six-month periods, however the gains were negatively effected by increases in the cost of goods sold and general administrative expenses, two areas that are critical focal points in our operational management.  We will continue with our supervisory support programs for our travel center management and our volume buying efforts that offer an opportunity for improvement in our margins.”

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Bowlin Travel Centers Reports Results for Second Quarter of Fiscal Year 2008
September 12, 2007

Strategically located on major interstate highways, the Company operates travel centers that utilize co-branding agreements with national companies.  The Company's current operations are located in the Southwestern United States.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein.  For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Reports Results for Second Quarter of Fiscal Year 2008
September 12, 2007

The following tables outline the company's financial results for fiscal 2008 and fiscal 2007.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)

Assets	July 31, 2007 (Unaudited)	January 31, 2007 (Audited)

Cash and cash equivalents	$2,499	$2,308

Marketable securities	2,281	453

Other current assets	4,275	4,171

Total Current Assets	9,055	6,932

Property and equipment, net	9,904	9,706

Assets held for sale	1,147	2,559

Other assets	633	809

Total Assets	$20,739	$20,006

Liabilities and Shareholders’ Equity

Current liabilities	$2,136	$1,880

Long-term debt	4,103	4,198

Long-term debt of assets held for sale	461	521

Deferred income taxes	671	759

Total Liabilities	7,371	7,358

Shareholders’ equity	13,368	12,648

Total Liabilities and Shareholders’ Equity	$20,739	$20,006

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Bowlin Travel Centers Reports Results for Second Quarter of Fiscal Year 2008
September 12, 2007

CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$8,268	$8,006	$14,945	$14,642
Cost of goods sold	(5,557)	(5,322)	(10,143)	(9,854)
General and administrative expenses	(2,093)	(1,909)	(3,907)	(3,617)
Depreciation and amortization	(194)	(188)	(389)	(372)
Operating income	424	587	506	799

Interest expense	(138)	(87)	(215)	(170)
Other non-operating income	85	67	190	154

Income from continuing operations before income taxes	371	567	481	783
Income tax expense	(130)	(220)	(187)	(307)
Income from continuing operations	241	347	294	476

Discontinued operations
Loss from operations of discontinued components	(109)	(62)	(201)	(159)
Income tax benefit	30	23	78	62
	(79)	(39)	(123)	(97)

Income from disposal of discontinued operations, net of income tax expense	549	—	549	—

Net income	$711	$308	$720	$379

Earnings (loss) per share:
Basic and diluted, continuing operations	$0.05	$0.08	$0.06	$0.10
Basic and diluted, discontinued operations	$(0.02)	$(0.01)	$(0.02)	$(0.02)
Basic and diluted, disposal of discontinued operations	$0.12	—	$0.12	—
Basic and diluted, net income	$0.15	$0.07	$0.16	$0.08

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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